Exhibit 99.1

NEI / 25 Dan Road Canton, MA / 02021-2817 / telephone: 781 332 1000 / fax: 781 770 2000   www.nei.com

NEI ANNOUNCES FINANCIAL RESULTS FOR THE SECOND FISCAL QUARTER OF 2011

Achieves 18% Year-over-Year Increase in Revenues of $65.0 Million and Delivers Sixth Consecutive Quarterly Profit

CANTON, Mass., April 28, 2011 — NEI (Nasdaq: NEI), a leading provider of server-based application platforms, deployment solutions and lifecycle support services for software technology developers and OEMs worldwide, today reported financial results for its second fiscal quarter, the period ended March 31, 2011.

Second Quarter Financial Performance

•                  Net revenues were $65.0 million, an increase of 18% compared to $55 million for the second fiscal quarter last year. The results were at the top end of the guidance of $60 to $65 million.

•                  Gross profit margin was 11.6 percent of net revenues, better than the guidance of 10.0 to 10.5 percent and compared to 11.8 percent for the second fiscal quarter of the prior year.

•                  Operating expenses were $6.1 million, including $202,000 of stock-based compensation expense and $332,000 of amortization expense, and within the guidance range of $5.8 million to $6.4 million. Operating expenses compared to $6.2 million in the year-ago second quarter, which included $243,000 of stock-based compensation expense and $389,000 of amortization expense.

•                  Net income on a GAAP basis was $1.5 million, or $0.03 per share, which included $236,000 of stock-based compensation expense and $332,000 of amortization expense. The results were better than guidance of $200,000 to $800,000 and compared to net income of $236,000, or $0.01 per share, which included $282,000 of stock-based compensation expense and $389,000 of amortization expense in the same period a year ago.

•                  Non-GAAP net income, which excludes stock-based compensation and amortization expenses, was $2.0 million, or $0.05 per share, better than the expected range of non-GAAP profit of $700,000 to $1.3 million. The non-GAAP net income compared to non-GAAP net income of $907,000, or $0.02 per share in the second fiscal quarter of 2010.

•                  EMC comprised 59 percent of total revenues during the quarter unchanged from 59 percent in the first fiscal quarter of 2011 and compared to 44 percent in the year-ago quarter. Tektronix comprised 11 percent of net revenues during the quarter, compared to 12 percent of net revenues during the first fiscal quarter of 2011 and 25 percent in the year-ago quarter.

Greg Shortell, President and Chief Executive Officer of NEI, commented, “NEI’s results met or exceeded our guidance and represent our sixth consecutive quarter of profitability. Our pre-tax profit was roughly equal to the December quarter as we benefited from a more favorable mix of custom products which drove slightly higher gross margin dollars despite seasonally adjusted lower revenues.  We also continue to carefully manage our expenses and leverage our infrastructure to increase profitability.”

“Our new facility in Galway, Ireland has been fully integrated and is up and running as planned,” Mr. Shortell continued.  “With surging fuel costs, we are already experiencing competitive benefits from producing and shipping product from this facility to customers in Europe.”

For the sixth month period ended March 31, 2011, net revenue was $136.7 million, compared to $99.1 million for the same period in 2010, an increase of 38 percent. Gross profit was $15.1 million, or 11.0 percent gross margin, compared with gross profit of $12.6 million, or 12.7 percent gross margin, for the same period last year. Total operating expenses were $12.1 million, or 8.8 percent of net revenue, compared with $12.1 million last year, or 12.2 percent of net revenue in the same period last year. On a GAAP basis, the Company reported net income of $2.8 million, or $0.06 per share, compared with net income of $434,000, or $0.01 per share, in the same period last year. The Company’s non-GAAP net income, which excludes stock-based compensation and amortization expenses, was $4.0 million compared to non-GAAP net income of $1.8 million for the same period last year.

Balance Sheet

NEI finished the quarter with $15.1 million in cash and cash equivalents and $53.4 million in working capital. Accounts receivable decreased to $38.8 million and inventory levels increased to $26.5 million compared to $43.0 million and $25.8 million as of December 31, 2010, primarily due to the lower revenues. NEI also has a $10 million bank credit facility that it has yet to utilize.

Business Outlook

NEI currently anticipates the following results for its fiscal third quarter ending June 30, 2011, based on current forecasts from certain customers and historical trends.

•                  Net revenues in the range of $61 million to $66 million.

•                  Gross profit margin in the range of 10.5 percent to 11.0 percent of net revenues.

•                  Operating expenses between $5.9 million and $6.4 million, including an estimated $202,000 of stock-based compensation expense and amortization expense of $332,000.

•                  Net income on a GAAP basis in the range of $400,000 to $900,000.

•                  Net income on a non-GAAP basis in the range of $1.0 million to $1.5 million.

“Forecasts from our customers continue to drive our guidance,” stated Doug Bryant, Chief Financial Officer. “The projected gross profit margin range is based on our current estimates for product and customer mix. However, the integration of standard, off-the-shelf appliances, which comprise a large percentage of our total revenues, continues to produce margins in the 9-12 percent range. We remain focused primarily on large, run-rate design wins, allowing us to better leverage our existing operating infrastructure and improve our profitability, as we have done in the last several quarters.”

Conference Call Details

In conjunction with this announcement, NEI management will conduct a conference call at 10 a.m. (ET) to discuss the Company’s operating performance. Management also anticipates providing the financial outlook for its quarter ending June 30, 2011. The conference call will be available live via the Internet by accessing the NEI web site at www.nei.com on the investor relations page. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

To listen to the conference call via phone, please dial 1-877-407-9039 or 1-201-689-8470. For those who cannot access the live broadcast, a replay will be available by dialing 1-877-870-5176 or 1-858-384-5517, and entering the passcode “370947” from three hours after the end of the call until 12 p.m. (ET) on May 5, 2011. The archived webcast will also be available at the NEI web site.

Important Information about Non-GAAP References

References by NEI (the “Company”) to non-GAAP net income and non-GAAP per share information refer to net income or per share information excluding stock-based compensation expense and amortization expense. GAAP requires that these expenses be included in determining net income or loss and per share information. The Company’s management uses non-GAAP operating expenses, and associated non-GAAP net income (which is the basis for non-GAAP per share information) to make operational and investment decisions, and the Company believes that they are among several useful measures for an enhanced understanding of its operating results for a number of reasons.

Second, although the Company undertakes analyses to ensure that its stock-based compensation grants are in line with peer companies and do not unduly dilute shareholders, the Company allocates grants and measures them at the corporate level. Second, management excludes their financial statement effect when planning or measuring the periodic financial performance of the Company’s functional organizations since they are episodic in nature and unrelated to its core operating metrics. Lastly, we believe that providing non-GAAP per share information affords investors a view of results that may be more easily compared to peer companies and enables investors to consider the Company’s results on both a GAAP and non-GAAP basis in periods when the Company is undertaking non-recurring activities.

The Company believes these non-GAAP measures will aid investors’ overall understanding of the Company’s results by providing a higher degree of transparency for certain expenses, and providing a level of disclosure that will help investors understand how the Company plans and measures its own business. However, non-GAAP net income should be construed neither as an alternative to GAAP net income or loss or per share information as an indicator of our operating performance nor as a substitute for cash flow from operations as a measure of liquidity because the items excluded from the non-GAAP measures often have a material impact on the Company’s results of operations. Therefore, management uses, and investors should use, non-GAAP measures only in conjunction with the Company’s reported GAAP results.

About NEI

NEI is a leading provider of server-based application platforms and lifecycle support services for software developers and OEMs worldwide. Through its expertise and comprehensive suite of solution design, system integration, application management, global logistics, support, and maintenance services, NEI is redefining application deployment solutions to provide customers with a sustainable competitive advantage. More than a decade of appliance innovation with the ability to provide physical, virtual and cloud-ready solutions makes NEI one of the most trusted software deployment partners in the industry. Founded in 1997, NEI is headquartered in Canton, Massachusetts, with facilities in Plano, Texas and Galway, Ireland, and trades on the NASDAQ exchange under the symbol NEI. For more information, visit www.nei.com.

Safe Harbor for Forward-Looking Statements

Statements in this press release regarding the Company’s future financial performance, including statements regarding future net revenues, gross profits, operating expenses including stock-based compensation expenses and amortization expense, net income, profitability and any other statements about the Company’s management’s future expectations, beliefs, goals, plans or prospects, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company’s most recent Annual Report on Form 10-K for the year ended September 30, 2010 and the most recent Form 10-Q for the quarter ended December 31, 2010 under the section “Risk Factors” as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. The Company assumes no obligations to update the information included in this press release.

Contact:

Hayden IR

Peter Seltzberg

646-415-8972

peter@haydenir.com

ir@nei.com

Tables to follow

NEI

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2011	2010	2011	2010

Net revenues	$64,953	$55,030	$136,659	$99,082
Cost of revenues	57,397	48,527	121,581	86,524

Gross margin	7,556	6,503	15,078	12,558

Operating expenses:
Research and development	1,611	1,584	3,178	3,267
Selling and marketing	1,951	2,060	3,861	3,818
General and administrative	2,227	2,199	4,357	4,220
Amortization of intangible asset	332	389	665	778

Total operating expenses	6,121	6,232	12,061	12,083

Income from operations	1,435	271	3,017	475
Interest and other income (expense), net	102	(26)	46	(8)

Income before income taxes	$1,537	$245	$3,063	$467
Provision for income taxes	60	9	234	33

Net income	$1,477	$236	$2,829	$434

Net income per share - basic	$0.03	$0.01	$0.06	$0.01
Net income per share - diluted	$0.03	$0.01	$0.06	$0.01

Shares used in computing basic net income per share	42,895	42,050	42,876	42,039
Shares used in computing diluted net income per share	44,438	43,566	44,153	43,199

The amounts in the table above include employee stock-based compensation as follows (in thousands):

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2011	2010	2011	2010

Cost of revenues	$34	$39	$71	$77
Research and development	29	43	62	89
Selling and marketing	81	92	153	169
General and administrative	92	108	178	259

	$236	$282	$464	$594

NEI

Non-GAAP Financial Measures and Reconciliations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2011	2010	2011	2010

GAAP net income	$1,477	$236	$2,829	$434
Amortization of intangible asset	332	389	665	778
Stock-based compensation	236	282	464	594

Non-GAAP net income	$2,045	$907	$3,958	$1,806

GAAP basic net income per share	$0.03	$0.01	$0.06	$0.01
Amortization of intangible asset	0.01	0.01	0.02	0.02
Stock-based compensation	0.01	0.00	0.01	0.01

Non-GAAP basic net income per share	$0.05	$0.02	$0.09	$0.04

GAAP diluted net income per share	$0.03	$0.01	$0.06	$0.01
Amortization of intangible asset	0.01	0.01	0.02	0.02
Stock-based compensation	0.01	0.00	0.01	0.01

Non-GAAP diluted net income per share	$0.05	$0.02	$0.09	$0.04

Shares used in computing GAAP and non-GAAP basic net income per share	42,895	42,050	42,876	42,039

Shares used in computing GAAP and non-GAAP diluted net income per share	44,438	43,566	44,153	43,199

NEI

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31,	September 30,
	2011	2010
ASSETS

Current assets:

Cash and cash equivalents	$15,108	$15,323
Accounts receivable, net	38,828	34,377
Taxes receivable	—	125
Inventories	26,496	23,161
Prepaid expenses and other current assets	4,626	2,746

Total current assets	85,058	75,732

Property and equipment, net	2,028	1,570
Intangible asset	5,909	6,574
Goodwill	505	—
Other assets	217	235

Total assets	$93,717	$84,111

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$21,300	$16,447
Accrued liabilities	5,230	4,413
Deferred revenue	5,092	5,101

Total current liabilities	31,622	25,961

Deferred revenue	3,562	2,998

Total liabilities	35,184	28,959

Stockholders’ equity:
Common stock	481	480
Treasury stock	(5,019)	(5,019)
Additional paid-in capital	199,484	198,932
Accumulated deficit	(136,413)	(139,241)

Total stockholders’ equity	58,533	55,152

Total liabilities and stockholders’ equity	$93,717	$84,111

NEI

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2011	2010	2011	2010

Cash flows from operating activities:
Net income	$1,477	$236	$2,829	$434
Adjustments to reconcile net income to cash (used in) provided by operating activities:
Depreciation and amortization	555	624	1,107	1,241
Stock-based compensation	236	282	464	594
Other adjustments	39	(42)	40	(40)
Changes in operating assets and liabilities	(2,523)	(5,859)	(3,297)	(10,256)

Net cash (used in) provided by operating activities	(216)	(4,759)	1,143	(8,027)

Net cash (used in) provided by investing activities	(1,133)	(285)	(1,410)	3,221
Net cash provided by (used in) financing activities	48	81	52	(95)
Net (decrease) increase in cash and cash equivalents	(1,301)	(4,963)	(215)	(4,901)
Cash and cash equivalents, beginning of period	16,409	21,101	15,323	21,039
Cash and cash equivalents, end of period	$15,108	$16,138	$15,108	$16,138

###